UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): February 4, 2018

HC2 HOLDINGS, INC.

Delaware	001-35210	54-1708481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 30th Floor
New York, NY 10022
(Address of principal executive offices)

(212) 235-2690
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement
Financing Transactions. On February 4, 2018, HC2 Broadcasting Holdings Inc. (the “Borrower”), a wholly-owned subsidiary of HC2 Holdings, Inc. (the “Company”), entered into a First Amendment to the Credit Agreement (the “Credit Agreement Amendment”) with Jefferies Finance LLC (“Jefferies”) and the lenders from time to time party thereto (the “Lenders”), which amends its existing Credit Agreement (the “Existing Credit Agreement” and, together with the Credit Agreement Amendment, the “Credit Agreement”), dated November 9, 2017, among the Borrower, the Company, certain of the Company’s other subsidiaries, Jefferies and the Lenders, pursuant to which financing may be obtained through the incurrence, on the closing date, of an additional aggregate of $27.0 million in principal amount of senior secured bridge loans for a total of $102.0 million in aggregate principal amount of senior secured bridge loans (the “Bridge Loans”).
The net proceeds from the Bridge Loans are permitted to be used by the Borrower and the Company to acquire or purchase equity in, the businesses of, or assets of, a number of television networks, licenses and/or stations (collectively, the “Acquisitions”) for investments permitted pursuant to the terms of the Credit Agreement and for general corporate purposes, as provided in the Credit Agreement.
Additionally, on February 6, 2018, the Borrower borrowed $42.0 million in principal amount of Bridge Loans, the net proceeds of which were or will be used to finance certain acquisitions, to pay fees, costs and expenses relating to the Bridge Loans, and for general corporate purposes. The total aggregate principal amount of the Bridge Loans outstanding after the February 6, 2018 borrowing was $102.0 million.
The Bridge Loans are guaranteed by the Company and each of the other guarantors of the Company’s existing 11.000% senior secured notes due 2019 (the “Existing Notes”), and are equally and ratably secured with, the Existing Notes by liens on the same assets and equity interests that secure the Existing Notes.
The Bridge Loans will mature on November 9, 2018, and will bear interest at a floating rate based on, at the election of the Borrower, LIBOR or an Alternate Base Rate (as defined in the Credit Agreement) plus, in each case, an initial margin of 7.5% or 6.5%, respectively, as set forth in the Credit Agreement. The applicable margin will increase on the three, six and nine month anniversary of November 9, 2017. If all or a portion of the principal amount of the Bridge Loans shall not be paid when due or any other event of default occurs, the applicable interest rate under the Credit Agreement will increase a designated rate, subject to an overall cap, as set forth in the Credit Agreement.
The Bridge Loans are required to be repaid with the net proceeds of certain asset sales, extraordinary receipts, casualty events, debt incurrence and equity offerings, in each case, as set forth in the Credit Agreement.
The Credit Agreement includes financial covenants requiring the Company to maintain a (i) minimum consolidated collateral ratio and (ii) minimum liquidity level. The Credit Agreement also includes representations, affirmative covenants and other negative covenants that are customary for credit facilities of this type.
Credit Agreement also includes customary events of default, including payment defaults to the Lenders, material inaccuracies of representations and warranties, covenant defaults, voluntary and involuntary bankruptcy proceedings, material money judgments, material ERISA events, certain change of control events and other customary events of default. The events of default are subject to certain exceptions and cure rights.

This summary of the Bridge Loans does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement Amendment, which has been filed as an Exhibit hereto, copies of which are attached hereto or incorporated by reference herein as Exhibit 4.1. The text of the Credit Agreement Amendment is incorporated herein by reference. Interested parties should read these documents in their entirety.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits
(d)    Exhibits

Item No.	Description
4.1	First Amendment to Credit Agreement, dated as of February 4, 2018, among the Borrower, Jefferies and the Lenders

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HC2 Holdings, Inc.

February 6, 2018	By:	/s/ Michael J. Sena
Name: Michael J. Sena
Title: Chief Financial Officer